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Exhibit 99.1

ADAPTEC COMPLETES KEY ACQUISITION—PLATYS COMMUNICATIONS

Platys President, Ram Jayam, Named VP and GM of Storage Networking Group

    MILPITAS, Calif., September 5, 2001—Adaptec, Inc. (NASDAQ:ADPT), the global leader in data storage access solutions, announced today that it has completed its acquisition of Platys Communications.

    "This important acquisition solidifies our leadership in IP Storage," said Robert N. Stephens, president and CEO of Adaptec. "Platys Communications is a leader in developing TCP/IP protocol acceleration at both 1Gbit and 10Gbit speeds. With Platys, we believe Adaptec is well ahead of the competition with technology vital to IP Storage."

    IP Storage enables IT managers to build a single network for storage and communications traffic. Ethernet is increasingly viewed by the industry as the preferred Storage Area Network fabric since it provides seamless integration with the Internet by using the TCP/IP protocol. It provides all the advantages of investment protection and a well-understood infrastructure since 90 percent of all corporate networks worldwide are Ethernet-based.

    The addition of Platys accelerates Adaptec's ability to provide IP Storage connectivity to three key high-growth IP Storage markets: iSCSI SANs (for iSCSI end-to-end connectivity); Networking for NAS (utilizing NICs with TCP/IP offload), and Fibre Channel Extension (for Fibre Channel SAN connectivity over wide area TCP/IP networks).

    Ram Jayam, president and CEO of Platys, has been named vice president and general manager of Adaptec's Storage Networking Group. Jayam will merge the companies' IP Storage roadmaps and focus on product delivery schedules.

    Platys, founded in 1997, develops and markets advanced storage networking products, including unique IP Storage ASICs, scalable to 10Gbit. The first ASICs are scheduled for introduction later this quarter, with 10Gbit product samples available in the second half of next year. Adaptec entered into an agreement to acquire the company on July 2nd.

Safe Harbor Statement

    This press release contains forward-looking statements regarding future events or the future performance of Adaptec including statements regarding market acceptance of and demand for the company's products, the company's anticipated revenues, costs and financial performance, and future market conditions. Actual events could, of course, differ materially as a result of many factors including the timing of product introductions by Adaptec and it's competitors, the degree of market acceptance of Adaptec's products, the impact of component shortages on Adaptec's customers, changes in industry standards, changes in Adaptec's product mix, rapid or unexpected changes in customer requirements, purchasing decisions by key customers, competitive pricing pressures, overall conditions in the high-performance PC, server and software markets, and general economic conditions. For more complete discussion of these and other factors, please refer to the section titled "Certain Factors Bearing Risks on Future Operating Results" in Part I, Item 2 of the Form 10-Q for the quarter ended June 30, 2001.

About Adaptec

    Adaptec Inc. (NASDAQ: ADPT) provides intelligent, highly available storage access solutions that reliably move, manage and protect critical data and digital content. Adaptec's storage solutions are found in high-performance networks, servers, workstations and desktops from the world's leading manufacturers, and are sold through OEMs and distribution channels to ISPs, enterprises, medium and small businesses and consumers. Adaptec is an S&P SmallCap 600 Index member. More information is available at www.adaptec.com.

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ADAPTEC COMPLETES KEY ACQUISITION—PLATYS COMMUNICATIONS